Exhibit 5.1

ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE
MILWAUKEE, WI 53202-5306
414.271.2400 TEL
414.297.4900 FAX
foley.com

June 17, 2009	CLIENT/MATTER NUMBER
038584-0124
Whiting Petroleum Corporation
1700 Broadway, Suite 2300
Denver, CO 80290
Ladies and Gentlemen:
     We have acted as counsel for Whiting Petroleum Corporation, a Delaware corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3 (Registration No. 333-159055) (the “Registration Statement”), including the prospectus constituting a part thereof, dated May 8, 2009, and the prospectus supplement, dated June 17, 2009 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of (i) 3,000,000 shares of the Company’s 6.25% Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Preferred Stock”), which has the rights, powers and preferences as set forth in the Certificate of Designations that has been filed with the Secretary of State for the State of Delaware (the “Certificate of Designations”), and (ii) up to 450,000 additional shares of Preferred Stock pursuant to the over-allotment option granted by the Company to the underwriters for such public offering (the shares of Preferred Stock described in clauses (i) and (ii) are collectively referred to as the “Offering Shares”) in the manner set forth in the Prospectus. As specified in the Certificate of Designations, the Offering Shares are convertible into shares of the Company’s common stock, par value $0.001 per share (the “Conversion Shares”), and related Preferred Share Purchase Rights (the “Rights”). The terms of the Rights are set forth in that certain Rights Agreement, dated as of February 23, 2006, between the Company and Computershare Trust Company, Inc. (the “Rights Agreement”).
     In connection with our representation, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, as amended to date; (iii) the Certificate of Designations; (iv) the Rights Agreement; (v) resolutions of the Company’s Board of Directors and the action of the Special Offering Committee of the Board of Directors relating to the authorization of the issuance of the Offering Shares and the Conversion Shares and related Rights; and (vi) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.
     Based upon the foregoing, we are of the opinion that:
     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

BOSTON	JACKSONVILLE	MILWAUKEE	SAN DIEGO	SILICON VALLEY
BRUSSELS	LOS ANGELES	NEW YORK	SAN DIEGO/DEL MAR	TALLAHASSEE
CHICAGO	MADISON	ORLANDO	SAN FRANCISCO	TAMPA
DETROIT	MIAMI	SACRAMENTO	SHANGHAI	TOKYO
WASHINGTON, D.C.

June 17, 2009

     2. The Offering Shares covered by the Registration Statement, when issued and paid for in the manner contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.
     3. The Conversion Shares, when issued upon conversion of the Offering Shares pursuant to the terms and provisions of the Certificate of Designations, will be validly issued, fully paid and nonassessable.
     4. The Rights, when issued pursuant to the terms of the Rights Agreement and upon conversion of the Offering Shares pursuant to the terms of the Certificate of Desigations, will be validly issued.
     We consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,
/s/ Foley & Lardner LLP